EXHIBIT 11

BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                -----------------------        -------------------------
                                             1993        1994        1995         1995          1996
                                             ----        ----        ----         ----          ----
WEIGHTED AVERAGE SHARES OUTSTANDING:
Average common stock outstanding           2,402,534   2,551,946   2,569,641    2,562,398     2,625,241
Net effect of dilutive common stock
  equivalents -- based on treasury stock
  method using average market price           --          --         548,542       --           623,044
Issuance of "cheap stock"                     77,117      77,117      74,013       77,117        17,826
                                              ------      ------      ------       ------        ------
Weighted average common and common
  equivalent shares outstanding            2,479,651   2,629,063   3,192,196    2,639,515     3,266,111
                                           =========   =========   =========    =========     =========
ADJUSTED NET INCOME:
Income before extraordinary item              92,586      96,528     102,990      (36,156)       82,869
Extraordinary item -- gain on elimination
  of debt, net of income taxes                49,736      --          --           --            --
                                              ------      ------     -------       ------        ------
Net income                                   142,322      96,528     102,990      (36,156)       82,869
Add: net reduction of interest on debt, less
  40% taxes based on adjusted treasury stock
  method                                          --      --          27,258       --            20,894
                                             -------      ------     -------      -------       -------
Adjusted net income for earnings per share
  calculation                                142,322      96,528     130,248      (36,156)      103,763
                                             =======      ======     =======      =======       =======
Income (loss) per share                         0.06        0.04        0.04        (0.01)        0.03
                                                ====        ====        ====        =====         ====
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